UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 16, 2009, TVA entered into an agreement to issue $1.5 billion in TVA Global Power Bonds (the “Bonds”).  The settlement date for the transaction is September 22, 2009.  The Bonds bear a coupon rate of 5¼ percent and pay interest semi-annually on each March 15 and September 15, beginning March 15, 2010.  The Bonds mature on September 15, 2039, and are not subject to redemption prior to maturity.  Net proceeds to TVA are 98.482 percent, exclusive of expenses incurred in connection with offering the Bonds.

Item 8.01 Other Events.

In the Offering Circular for the Bonds, TVA disclosed that on August 20, 2009, the TVA Board approved the collection of the costs related to the cleanup the Kingston ash spill, which occurred on December 22, 2008, in future rates. Therefore, the costs related to the Kingston ash spill cleanup that were included in the statement of operations for the three and nine month periods ended June 30, 2009, have been recorded as a regulatory asset on the balance sheet, thereby substantially increasing net assets. The regulatory asset will be amortized as amounts are collected in future rates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2009	Tennessee Valley Authority
(Registrant)

/s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President, Financial Services